NEVADA PACIFIC GOLD LTD.

May 25th, 2004

Portal De Oro Resources Ltd.
Suite 750 - 625 Howe Street
Vancouver, BC,
V6C 2T6, Canada

Dear Sirs:

Re: Co-Tenancy Agreement

This letter agreement is intended to document the agreement between Nevada Pacific Gold Ltd. ("Nevada Pacific") and Portal de Oro Resources Ltd. ("Portal") on the reimbursement of shared office expenses. Nevada Pacific and Portal conduct their respective businesses from common personal offices located at Suite 750, 625 Howe Street, Vancouver, British Columbia, V6C 2T6 (the "Offices"). Nevada Pacific is currently incurring and paying all costs associated with the supplying, staffing and operation of the Offices. It has been agreed that Portal will pay a portion of the costs associated with the operation of the Offices commencing in March 2004.

SHARED OFFICE EXPENSES:

Comprised of all expenses incurred in the normal daily, supply and operation of the Offices and include, without limitation, all payments made for:

a) Rent including taxes, building operating costs and other office charges pursuant to the lease of the Offices;

b) furniture, office fixings and décor;

c) stationery and sundry office supplies as well as kitchen and coffee services;

d) use of photocopier, scanner and printers;

e) postage and computer software;

f) use of boardroom/library and all other common areas;

g) storage space proportionate to the space occupied by Portal

P.O. BOX 48 SUITE 750-625 HOWE STREET VANCOUVER, B.C. CANADA V6C 2T6 TEL: (604) 646-0188 FAX: (604) 646-0189 email: info@nevadapacificgold.com

STAFFING COSTS:

The parties have agreed to share administrative support services. Administrative support will be provided and maintained in accordance with Portals requirements. Based on the current administrative demand payment for these services, the monthly cost will be 10% of each individual's salary for the month of March to May 2004 and 15% per salary thereafter.

The parties acknowledge that they will each be solely responsible for their expenses, which are directly attributable to the operation of their own businesses, which individual expenses will include, without limiting the generality of the foregoing:

(a) all costs incurred as a result of individual use by either party of the Offices outside normal business hours;
(b) the cost of long distance telephone calls, courier deliveries and other expenses where directly attributable to either party;
(c) any employees who are directly employed by and perform services solely for one party; and
(d) technical and back-up procedures for data operating systems

(e) regulatory fees, including annual Stock Exchange Listing fees and Securities Commission's fees; transfer agent costs, accounting and audit fees, banking charges and legal fees.

CONFIDENTIALITY:

A Confidentiality Agreement ("Schedule A" attached) will be signed by all support members reporting to both parties. Violation of confidentiality shall be considered a material breach of this Agreement.

CHANGES AND ADDITIONAL SERVICES:

If Portal wishes to change the services or wishes to add to the services covered by this Agreement, Portal shall so advise Nevada in writing, and shall submit specifications therefore to Nevada. After receipt of the specifications, Nevada shall provide Portal with a cost estimate for performing or making available the changed or additional services. The parties will then negotiate in good faith and agree upon a charge for the amendment.

FEES AND TERMS OF PAYMENT:

Portal's monthly contribution to office expenses as noted shall be due and payable by no later than the 10th day of the end of each month during the term of this Agreement. Either party may terminate this Agreement with 60 days prior written notice to the other party.

This Agreement shall be interpreted in accordance with the laws of the Province of British Columbia, and the laws of Canada applicable therein. The parties acknowledge that this Agreement is subject to receipt of all required regulatory approvals.

If the terms of this Agreement are acceptable to you please indicate such acceptance by signing below.

Yours truly,

NEVADA PACIFIC GOLD LTD.

Per:

Rick Barclay,
CEO

Agreed to by:

PORTAL DE ORO RESOURCES LTD.

Per:

Bruce Winfield,
President